Exhibit 99.1

Press Release

Contact:	Media:	Investors:
	Kevin Heine	Stephen Lackey
	+1 212-635-1569	+1 212-635-1578
	kevin.heine@bnymellon.com	steve.lackey@bnymellon.com

The Bank of New York Mellon’s Stress Test Results Are Strong;

Company Not Required to Raise Additional Capital

NEW YORK, May 7, 2009 - The Bank of New York Mellon Corporation, the global leader in asset management and securities servicing, today confirmed that it is not required to raise additional capital as a result of the stress test conducted on the large U.S. banks by government regulators.

“We are pleased with our very favorable results. Applying the results of the stress test, we have estimated that our current healthy capital ratios would strengthen significantly even under the adverse conditions modeled in what proved to be a tough test,” said Robert P. Kelly, chairman and chief executive officer of The Bank of New York Mellon. “For our clients worldwide, the results confirm that we have the clear ability to meet their needs in a very challenging environment.”

Kelly said the results also reinforce the company’s ability to repay the government’s capital investment as part of the Troubled Asset Relief Program (TARP). “Hopefully, this will permit us to accelerate the repayment process, subject to approval from our regulators, and provide an excellent return for U.S. taxpayers,” he said.

Earlier this week, The Bank of New York Mellon priced the sale of a $1.5 billion non-guaranteed five-year and ten-year senior debt offering that received very strong investor interest. The offering is expected to close on May 12, 2009.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $19.5 trillion in assets under custody and administration, $881 billion in assets under management, services more than $11 trillion in outstanding debt and processes global payments averaging $1.8 trillion per day. Additional information is available at www.bnymellon.com.

*****

The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the Company’s business and its expectations with respect to the repayment of the TARP investment and the closing of the debt offering. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially can be found in the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s other filings with the Securities and Exchange Commission.